Exhibit 5.1

February 20, 2013

F5 Networks, Inc.

401 Elliott Avenue West

Seattle, Washington 98119

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 301,478 shares (the “Shares”) of Common Stock, no par value per share, of F5 Networks, Inc., a Washington corporation (the “Company”). The Shares are issuable under the F5 Networks, Inc. Assumed LineRate Systems, Inc. Third Amended and Restated 2009 Equity Incentive Plan (the “LineRate 2009 Plan”) and the F5 Networks, Inc. LineRate Acquisition Equity Incentive Plan (the “LineRate Acquisition Plan” and together with the LineRate 2009 Plan, the “Plans”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Second Amended and Restated Articles of Incorporation, as amended, and Third Amended and Restated Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates of officers of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Washington.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued pursuant to and in accordance with the Plans, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP